BUSINESS CORPORATIONS ACT (SECTION 188, 273 AND 274)		FORM 11
ALBERTA REGISTRIES
ARTICLES OF CONTINUANCE
1. NAME OF CORPORATION:		2. CORPORATE ACCESS NO.:
Energy Exploration Technologies Inc.
3. THE CLASSES AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE:
Schedule “A” attached
4. RESTRICTIONS, IF ANY, ON SHARE TRANSFERS:
None
5. NUMBER (OR MINIMUM AND MAXIMUM NUMBER OF DIRECTORS:
Minimum of one and maximum of 15
6. RESTRICTIONS, IF ANY, ON BUSINESS THE CORPORATION MAY CARRY ON:
None
7. IF CHANGE OF NAME EFFECTED, PREVIOUS NAME:
n/a
8. OTHER PROVISIONS, IF ANY:
Schedule “B” attached
DATE	SIGNATURE	TITLE
October 24, 2003	/s/ George Liszicasz	Chief Executive Officer

FOR DEPARTMENTAL USE ONLY

FILED

CCA-06.111

Schedule “A”

SHARE STRUCTURE

Attached to and Forming Part of the Articles of

Energy Exploration Technologies Inc.

The Corporation is authorized to issue an unlimited number of shares designated as Common Shares and an unlimited number of shares designated as Preferred Shares.

(a)

Common Shares

The Common Shares shall have attached to them the rights, privileges, restrictions and conditions as hereinafter set forth.

(i)

Except for meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series, each holder of a Common Share is entitled to receive notice of, to attend and to vote at all meetings of the shareholders of the Corporation.

(ii)

Subject to the rights, privileges, restrictions and conditions attached to any other class of shares of the Corporation, the holders of the Common Shares are entitled to receive dividends if, as and when declared by the directors of the Corporation.

(iii)

Subject to the rights, privileges, restrictions and conditions attached to any other class of shares of the Corporation, the holders of the Common Shares are entitled to share equally in the remaining property of the Corporation upon liquidation, dissolution or winding-up of the Corporation.

(b)

Preferred Shares

The Preferred Shares shall have attached to them, as a class, the rights, privileges, restrictions and conditions as hereinafter set forth.

(i)

The Preferred Shares may from time to time be issued in one or more series and, subject to the following provisions, and subject to the sending of articles of amendment in prescribed form and the issuance of a certificate of amendment in respect thereof, the directors may fix from time to time and before issue of a series of Preferred Shares, the number of shares which are to comprise that series and the designation, rights, privileges, restrictions and conditions to be attached to that series of Preferred Shares including, without limiting the generality of the foregoing, the rate or amount of dividends or the method of calculating dividends, the dates of payment of dividends, the redemption, purchase and/or conversion prices and terms and conditions of redemption, purchase and/or conversion, and any sinking fund or other provisions.

(ii)

The Preferred Shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, rank on a parity with the Preferred Shares of every other series and be entitled to preference over the Common Shares and over any other shares of the Corporation ranking junior to the Preferred Shares.  The Preferred Shares of any series may also be given other preferences, not inconsistent with these articles, over the Common Shares and any other shares of the Corporation ranking junior to the Preferred Shares of a series as may be fixed in accordance with clause (b)(i).

(iii)

If any cumulative dividends or amounts payable on the return of capital in respect of a series of Preferred Shares are not paid in full, all series of Preferred Shares shall participate rateably in respect of accumulated dividends and return of capital.

(iv)

Unless the directors otherwise determine in the articles of amendment designating a series of Preferred Shares, the holder of each share of a series of Preferred Shares shall not, as such, be entitled to receive notice of or vote at any meeting of shareholders, except as otherwise specifically provided in the Business Corporations Act (Alberta).

Schedule “B”

OTHER RULES OR PROVISIONS

Attached to and Forming Part of the Articles of

Energy Exploration Technologies Inc.

(a)

The directors may, between annual general meetings, appoint 1 or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed 1/3 of the number of directors who held office at the expiration of the last annual meeting of the Corporation.

(b)

Meetings of shareholders of the Corporation shall be held anywhere in Alberta that the directors determine.